SEPARATION BENEFIT AGREEMENT

This SEPARATION BENEFIT AGREEMENT ("**Agreement**") is made and entered into this 18th day of July, 2012 and effective as of July 1, 2012 (the "**Effective Date**"), by and between North State Bancorp, a North Carolina banking corporation ("**Employer**"), and Larry D. Barbour, an individual resident of North Carolina ("**Employee**").

WHEREAS, Employer is the owner of one hundred percent (100%) of the outstanding capital stock of North State Bank, a North Carolina state banking corporation (the "**Bank**");

WHEREAS, Employee has been employed by Employer and / or by Bank since June 1, 2000, as Employer's and / or Bank's President and Chief Executive Officer;

WHEREAS, Employer's Board of Directors (the "**Board**") has determined that Employee's past services to Employer and to Bank have been of exceptional merit, and Employer desires to express its appreciation for such services and to encourage Employee's continued provision of services to Employer;

WHEREAS, Employee's experience, knowledge of the affairs of Employer, reputation, and contacts in the industry are so valuable that it is in the best interests of Employer to arrange terms associated with the continued provision of services to Employer by Employee so as to provide for Employee an incentive to continue to provide services to Employer; and

WHEREAS, Employee is willing to continue in the employ of Employer provided Employer agrees to provide to Employee certain benefits in accordance with the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises, and the mutual promises and covenants herein contained, Employer and Employee agree as follows:

1. Definitions.

(a) A "**Business Day**" is any day other than a Saturday or Sunday that an office of the Bank or its successor is physically open to the public for the conduct of substantially all of its banking functions.

(b) "**Code**" means the Internal Revenue Code of 1986, as amended.

(c) "**ERISA**" means the Employee Retirement Income Security Act of 1974, as amended.

(d) "**Separation from Service**" means Employee's "termination of employment" with Employer and all affiliated and subsidiary entities that are considered to be part of a controlled group with Employer pursuant to Code Section 414(b) or (c), except that in applying Code Section 1563 "fifty percent" shall be substituted for "eighty percent." Whether a "termination of employment" has occurred is determined based on whether the facts and circumstances indicate that Employer and Employee reasonably anticipate that no further

services will be performed after a certain date or that the level of bona fide services Employee will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty (20) percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding thirty-six (36) months. A Separation from Service can occur by reason of Employee's death, disability or retirement, or by reason of his or Employer's termination of his employment, whether with or without cause.

2. Separation Benefit.

(a) Upon Employee's Separation from Service, for any reason other than Employee's death, Employer shall pay to Employee in the manner and at the times specified below the Vested Fraction of each of the following amounts (the "**Separation Benefit**"):

(i) Seventy-Five Thousand Dollars ($75,000), which amount shall be paid to Employee on the first (1st) Business Day of the seventh (7th) month next following the date of Employee's Separation from Service; and

(ii) Twelve Thousand Five Hundred Dollars ($12,500) on the first Business Day of each month, beginning the first Business Day of the eighth (8th) month following the date of Employee's Separation from Service, and continuing until the earlier of (A) Employee's death, or (B) Employee's receipt of one hundred seventy-four (174) such monthly payments of Twelve Thousand Five Hundred Dollars ($12,500) each (a total of Two Million One Hundred Seventy-Five Thousand Dollars ($2,175,000).

If the maximum possible Separation Benefit is paid, it will total Two Million Two Hundred Fifty Thousand Dollars ($2,250,000).

(b) The Separation Benefit shall be unvested, except to the extent this Agreement specifically provides that a fractional portion thereof is vested (the "**Vested Fraction**"). The Vested Fraction is determined as follows:

(i) As of the Effective Date the Separation Benefit is zero/ seventy-seconds (0/72) vested; and

(ii) The remaining portion of the Separation Benefit shall vest at the rate of one/ seventy-second (1/72) per month, with vesting to occur on the last day of each month following the Effective Date (each, a "**Vesting Date**"), provided there has not been a Separation from Service prior to the applicable Vesting Date.

As a result of the foregoing, on July 31, 2012 the Separation Benefit will be one / seventy-second (1/72) vested provided there has not been a Separation from Service prior to such date, and on June 30, 2018 the Separation Benefit will be seventy-two/ seventy-seconds (72/72) vested provided there has not been a Separation from Service prior to such date.

(c) Any amount owing to Employee pursuant to this Section 2 at the time of Employee's death shall be paid such beneficiary as Employee may from time-to-time designate

in writing to Employer, and if no such beneficiary is designated to Employee's estate, within ninety (90) days of the date of Employee's death.

(d) All payments required hereunder shall be paid in immediately available United States Dollars.

(e) Notwithstanding anything to the contrary contained herein, Employee shall have no right hereunder to elect to delay a payment hereunder or to change the form of a payment hereunder.

(f) Employee acknowledges that the payment or right to demand payment of the Separation Benefit may create income tax liability for which Employee is solely responsible. Employer is not acting as a tax adviser hereunder and makes no representation as to the tax treatment to Employee of the Separation Benefit. Employee understands and agrees that Employer may withhold from the normal wages or other compensation payable to Employee, or from the Separation Benefit, an amount sufficient to satisfy any withholding obligations associated with the Separation Benefit and required by applicable law including without limitation those required by the Code or by the Federal Insurance Contribution Act ("**FICA**").

3. Compliance with Code Section 409A. All provisions in this Agreement shall be interpreted, to the extent possible, to be compliant with Code Section 409A and any regulations or other guidance promulgated thereunder, and if language contained in this Agreement is susceptible to an interpretation that meets such requirements and another interpretation that does not meet such requirements such language shall be interpreted in the manner that meets such requirements. However, in the event any provision of this Agreement is determined to not be in compliance with Code Section 409A and any regulations or other guidance promulgated thereunder, such provision shall be null and void to the extent of such noncompliance.

4. Unfunded Agreement. This Agreement is an unfunded plan maintained primarily to provide deferred compensation benefits to an individual who is "management" or a "highly compensated employee" within the meaning of ERISA Sections 201, 301, and 401, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. The Board may terminate the Agreement and make no further benefit payments if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Agreement constitutes an employee pension benefit plan within the meaning of ERISA Section 3(2) (as currently in effect or hereafter amended) which is not so exempt.

5. Unsecured General Creditor. This Agreement and the arrangements and obligations created by this Agreement shall not create for Employee (a) any secured legal or equitable rights, interest or claims in any property or assets of Employer, or (b) any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by Employer. Such policies, annuity contracts or other assets of Employer shall not be held under any trust for the benefit of Employee, or held in any way as collateral security for the fulfilling of the obligations of Employer under this Agreement. Any and all of Employer's assets and policies shall be, and remain, the general, unpledged, unrestricted assets of Employer. Employer's obligation under this Agreement shall be that of an unfunded and unsecured promise to pay money in the future.

6. Not a Contract of Employment. This Agreement shall not constitute a contract of employment between Employer and Employee. Nothing in this Agreement shall give Employee the right to be retained in the service of Employer or to interfere with the right of Employer to discipline or discharge him at any time.

7. Notices. Any notice provided or permitted to be given under this Agreement must be in writing, shall be given when actually received if transmitted by hand delivery, and shall be deemed given three (3) days after deposit or transmittal if deposited in the United States mail (which must be postage prepaid and registered or certified, with a return receipt requested) or if transmitted by Federal Express (with provision made for the fees thereof), and in the case of either method addressed as follows:

(a) If to Employee, to:

Larry D. Barbour
2509 Saddleridge Drive
Raleigh, North Carolina 27615

(b) If to Employer, to:

North State Bancorp
Attention: Chairman, Compensation Committee
6204 Falls of Neuse Road
Raleigh, North Carolina 27615

A party may change its address for notice by giving notice thereof in the manner hereinabove provided.

8. Claims Procedure

(a) Filing of a Claim for Benefits. If Employee or a beneficiary of Employee (the "**Claimant**") believes that Claimant is entitled to benefits under the Agreement which are not being paid to Claimant or which are not being accrued for Claimant's benefit, Claimant shall file a written claim therefor with Employer.

(b) Notification to Claimant of Decision. Within ninety (90) days after receipt of a claim by Employer (or within one hundred eighty (180) days if special circumstances require an extension of time), Employer shall notify the Claimant of the decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the Claimant prior to expiration of the initial ninety (90)-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of this Agreement on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the

procedure for review of the denial and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under ERISA following an adverse benefit determination on review.

(c) Procedure for Review. Within sixty (60) days following receipt by the Claimant of notice denying the Claimant's claim, in whole or in part, or, if such notice shall not be given, within sixty (60) days following the latest date on which such notice could have been timely given, the Claimant shall appeal denial of the claim by filing a written application for review with Employer. Following such request for review, Employer shall fully and fairly review the decision denying the claim. Prior to the decision of Employer, the Claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing.

(d) Decision on Review. The decision on review of a claim denied in whole or in part by Employer shall be made in the following manner:

Within sixty (60) days following receipt by Employer of the request for review (or within one hundred twenty (120) days if special circumstances require an extension of time), Employer shall notify the Claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the Claimant, and shall cite specific references to the pertinent Agreement provisions on which the decision is based.

(e) Action by Authorized Representative of Claimant. All actions set forth in this Section 8 to be taken by the Claimant may likewise be taken by a representative of the Claimant duly authorized by Claimant to act in Claimant's behalf on such matters. Employer may require such evidence as it may reasonably deem necessary or advisable of the authority to act as any such representative.

9. Validity. If any provision of this Agreement shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10. Entire Agreement.

(a) This Agreement constitutes the complete and exclusive statement of the agreement between the parties with respect to the subject matter hereof, and replaces and supersedes all prior written and oral statements and agreements by and among the parties or any of them with respect thereto, and no representation, statement or condition or warranty with respect to the subject matter hereof and not contained in this Agreement shall be binding on the parties or have any force or effect whatsoever.

(b) The provisions of this Agreement, including without limitation those pertaining to the vesting and timing of payment of the Separation Benefit, are not and shall not be affected or modified by that certain Agreement between Bank and Barbour made and entered

into on June 1, 2000, as amended by Amendment No. 1 to the Agreement between Bank and Barbour dated December 30, 2009 (such June 1, 2000 Agreement, as amended by such December 30, 2009 Amendment, being referred to as the "**Employment Agreement**"), such that (i) the Employment Agreement shall not operate to lapse or otherwise accelerate the vesting of the Separation Benefit as specified in this Agreement, (ii) the Employment Agreement shall not operate to alter the time for the payment of the Separation Benefit as specified in this Agreement, and (iii) there shall be no obligation pursuant to the Employment Agreement by reason of this Agreement, or the effect of this Agreement upon the Employment Agreement, for the Bank or Employer to make any payments or otherwise provide any additional or substantially equivalent benefits or payments to or for the benefit of Employee or Employee's successors or assigns, and the Employment Agreement is hereby amended to the extent necessary to accomplish the foregoing. Notwithstanding anything to the contrary contained in this Agreement, including without limitation Subsection 10(a), except as provided in the preceding sentence, the Employment Agreement is not replaced, superseded, modified by, or merged into, this Agreement and shall remain in full force and effect.

11. Amendment. This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein. In addition, no amendment to this Agreement shall permit benefits to be distributed in violation of Code Section 409A.

12. Nonassignability. Employee shall not have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Employee, nor be transferable by operation of law in the event of Employee's bankruptcy or insolvency.

13. Successors. The provisions of this Agreement shall bind and inure to the benefit of Employer and Employee and their respective successors and permitted assigns. The term successors, as used herein, shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Employer, and successors of any such corporation or other business entity.

14. Governing Law. The provisions of this Agreement shall be construed and interpreted according to the laws of the State of North Carolina except as preempted by federal law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal on the date first set forth above, the corporate party acting through duly authorized officers.

EMPLOYER:

North State Bancorp (SEAL)

By: ______________________
Fred J. Smith, Jr.
Chairman

EMPLOYEE:

______________________ (SEAL)
Larry D. Barbour

In consideration of the premises, and the mutual promises and covenants herein contained, Bank does hereby execute this Agreement under seal on the date first set forth above, for the purpose of consenting to the amendment of the Employment Agreement as provided in Section 10(b), effective as of the Effective Date.

North State Bank (SEAL)

By: ______________________
Fred J. Smith, Jr.
Chairman